Pioneer Announces First Quarter 2012 Results

Revenues rise 29.2% in the quarter to $20.3 million

Fort Lee, NJ – May 15, 2012 – Pioneer Power Solutions, Inc. (OTCBB: PPSI) (“Pioneer” or the “Company”), a manufacturer of specialty electrical equipment for applications in the utility, industrial and commercial segments of the electrical transmission and distribution industry, announced its results for the first quarter ended March 31, 2012 and affirmed its revenue and earnings guidance for the year ending December 31, 2012.

Highlights

• Revenue of $20.3 million, up 29.2% from $15.7 million in Q1 2011

• Operating income of $1.4 million, compared to $1.8 million in the same prior year period

• Non-GAAP diluted EPS of $0.16, compared to $0.21 in Q1 2011

Nathan Mazurek, Pioneer’s Chairman and Chief Executive Officer, said, “We met our internal targets for revenue and profitability during the quarter and are on track to meet our full year guidance for revenue between $76 and $84 million and non-GAAP EPS between $0.65 and $0.75.” Regarding Pioneer’s earnings trend, Mr. Mazurek commented “We are still in the midst of a very long-term, upward cycle in capital spending by our customers, but are subject to significant swings on a quarter-to-quarter basis. This is particularly true in our utility customer segment where spending is frequently deferred or projects become delayed.”

Mr. Mazurek continued, “We anticipate our second quarter performance will show improvement over last year as our backlog is strong, with $24.5 million of orders compared to $17.1 million as of March 31, 2011.”

Results for Three Months Ended March 31, 2012

Revenue

For the three months ended March 31, 2012, revenue increased by $4.6 million, or 29.2%, to $20.3 million, up from $15.7 million during the three months ended March 31, 2011. Approximately $1.3 million of the revenue increase reflects growth in the transformer businesses we have owned for more than one year, while the remaining $3.3 million increase in our revenue resulted from the addition of the Bemag dry-type transformer business which we acquired in July 2011. Excluding the effect of this acquisition, revenue from our dry-type transformer segment increased $2.6 million, or 49.7% on a year-over-year basis. This growth was driven by our OEM and brand label sales channels and was facilitated by the recent addition of medium voltage transformers to our U.S. product offering. Revenue from our liquid-filled transformer segment decreased by $1.3 million, or 12.5%, during the three months ended March 31, 2012 primarily due to a decrease in capital spending by Canadian utilities during the quarter and delays on specific projects already reflected in our backlog.

Operating Income and Adjusted EBITDA

Operating income for the three months ended March 31, 2012 was $1.4 million, down from $1.8 million in the comparable year ago period. The decrease in our operating margin was due to a shift in product mix resulting in an overall gross margin decline of 4.9%. Approximately 55% of revenue during the three months ended March 31, 2012 consisted of dry-type transformers, as compared to only 33% during the same period of 2011, and a large proportion of these dry-type transformer sales consist of lower-margin, catalogue-type products sold through our distribution network to commercial construction customers. Sales of our higher-margin, custom-engineered liquid-filled and dry-type transformers, which we sell on a direct basis to industrial, OEM and utility customers, represented a smaller proportion of our consolidated sales during the three months ended March 31, 2012 as compared to the same quarter of the prior year. Offsetting our lower gross margin was a decrease in operating expenses as a percentage of revenue, from 16.3% in the 2011 period to 15.6% this year.

Approximately $0.4 million of operating expenses during the three months ended March 31, 2012 consisted of non-cash expenses, including depreciation, amortization of acquisition intangibles and stock-based compensation. Without the effect of these non-cash expenses, Adjusted EBITDA for the first quarter of 2012 was approximately $1.9 million, as compared to $2.0 million in the comparable year ago period. Please refer to the financial tables included below for a reconciliation of GAAP to non-GAAP results.

Earnings from Continuing Operations and Per Diluted Share

Earnings from continuing operations for the three months ended March 31, 2012 was $0.8 million, as compared to $1.2 million during the three months ended March 31, 2011. This decline was driven by a lower consolidated operating margin and lower sales from our liquid-filled transformer business as described above. Earnings from continuing operations per basic and diluted share was $0.14 for the three months ended March 31, 2012, as compared to $0.20 for the three months ended March 31, 2011.

On a non-GAAP basis, earnings from continuing operations for the three months ended March 31, 2011 was approximately $0.9 million, or $0.16 per diluted share, as compared to $1.2 million, or $0.21 per diluted share, for the comparable year ago period. Please refer to the financial tables included below for a reconciliation of GAAP to non-GAAP results.

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. is a manufacturer of specialty electrical equipment and provides through its three operating subsidiaries, Pioneer Transformers Ltd., Jefferson Electric, Inc. and Bemag Transformer Inc., a broad range of custom-engineered and general purpose electrical transformers for applications in the utility, industrial and commercial segments of the electrical transmission and distribution industry. The Company is headquartered in Fort Lee, New Jersey and presently operates from six other locations in the U.S., Canada and Mexico for manufacturing, centralized distribution, engineering, sales and administration. To learn more about Pioneer, please visit our website at www.pioneerpowersolutions.com.

For more information regarding Pioneer's financial performance during the first quarter ended March 31, 2012, please refer to the Form 10-Q filed with the Securities and Exchange Commission on May 15, 2012.

Forward-looking Statements:
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the Company’s ability to expand its business through strategic acquisitions, (ii) the Company’s ability to integrate acquisitions and related businesses, (iii) the fact that many of the Company’s competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services, which may make it difficult for the Company to attract and retain customers, (iv) the Company’s dependence on Hydro-Quebec Utility Company and Siemens Industry, Inc. for a large portion of its business, and the fact that any change in the level of orders from Hydro-Quebec Utility Company or Siemens Industry, Inc. could have a significant impact on the Company’s results of operations, (v) the potential loss or departure of key personnel, including Nathan J. Mazurek, the Company’s Chairman, President and Chief Executive Officer, (vi) the fact that fluctuations between the U.S. dollar and the Canadian dollar will impact the Company’s revenues, (vii) the Company’s ability to generate internal growth, (viii) market acceptance of existing and new products, (ix) operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material, labor or overhead cost increases, interest rate risk and commodity risk, (x) restrictive loan covenants or the Company’s ability to repay or refinance debt under its credit facilities that could limit the Company’s future financing options and liquidity position and may limit the Company’s  ability to grow its business, (xi) general economic and market conditions in the electrical equipment, power generation, commercial construction, industrial production, oil and gas, marine and infrastructure industries, (xii) the impact of geopolitical activity on the economy, changes in government regulations such as income taxes, climate control initiatives, the timing or strength of an economic recovery in the Company’s markets and the Company’s ability to access capital markets, (xiii) the fact that unanticipated increases in raw material prices or disruptions in supply could increase production costs and adversely affect the Company’s profitability, (xiv) the fact that the Company’s Chairman controls a majority of the Company’s combined voting power, and may have, or may develop in the future, interests that may diverge from yours and (xv) the fact that future sales of large blocks of the Company’s common stock may adversely impact the Company’s stock price. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission, including the Company’s Form 10-K filed with the SEC on March 30, 2012. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Howard Gostfrand
American Capital Ventures
305.918.7000
info@amcapventures.com

PIONEER POWER SOLUTIONS, INC.

Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2012	2011

Revenues	$20,317	$15,726
Cost of goods sold	15,727	11,405
Gross profit	4,590	4,321
Operating expenses
Selling, general and administrative	3,242	2,588
Foreign exchange (gain) loss	(72)	(17)
Total operating expenses	3,170	2,571
Operating income	1,420	1,750
Interest and bank charges	213	122
Other expense	29	-
Earnings from continuing operations before income taxes	1,178	1,628
Provision for income taxes	339	463
Earnings from continuing operations	839	1,165
Loss from discontinued operations, net of income taxes	(83)	(202)
Net earnings	$756	$963

Earnings from continuing operations per common share:
Basic	$0.14	$0.20
Diluted	$0.14	$0.20

Earnings (loss) per common share:
Basic	$0.13	$0.16
Diluted	$0.13	$0.16

Weighted average number of common shares outstanding:
Basic	5,907	5,907
Diluted	5,907	5,950

PIONEER POWER SOLUTIONS, INC.

Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2012	2011
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$-	$1,398
Accounts receivable	9,122	8,172
Inventories	14,937	13,711
Income taxes receivable	175	517
Deferred income taxes	601	753
Prepaid expenses and other current assets	645	421
Current assets of discontinued operations	268	457
Total current assets	25,748	25,429
Property, plant and equipment	9,905	9,983
Noncurrent deferred income taxes	957	679
Notes receivable	600	300
Intangible assets	5,540	5,585
Goodwill	6,888	6,862
Total assets	$49,638	$48,838

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Bank overdrafts	$1,071	$-
Accounts payable and accrued liabilities	10,214	11,316
Current maturities of long-term debt and capital lease obligations	9,154	8,870
Income taxes payable	357	445
Current liabilities of discontinued operations	430	554
Total current liabilities	21,226	21,185
Long-term debt and capital lease obligations, net of current maturities	8,853	9,015
Pension deficit	510	569
Noncurrent deferred income taxes	3,277	3,301
Total liabilities	33,866	34,070
Shareholders' equity
Preferred stock, par value $0.001; 5,000,000 shares authorized; none issued	-	-
Common stock, par value $0.001; 30,000,000 shares authorized; 5,907,255 shares issued and outstanding	6	6
Additional paid-in capital	7,860	7,795
Accumulated other comprehensive income (loss)	(640)	(823)
Accumulated retained earnings	8,546	7,790
Total shareholders' equity	15,772	14,768
Total assets	$49,638	$48,838

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(In thousands, except per share data)

	Three Months Ended March 31,
	2012	2011
Reconciliation to Non-GAAP Net Earnings and Diluted EPS:
Earnings per share from continuing operations (GAAP measure)	$0.14	$0.20
Earnings from continuing operations (GAAP measure)	$839	$1,164
Amortization of acquisition intangibles	71	54
Stock-based compensation expense	65	61
Non-recurring acquisition and reorganization costs	29	-
Tax effects	(61)	(45)
Non-GAAP net earnings	$943	$1,234
Non-GAAP net earnings per diluted share	$0.16	$0.21
Weighted average diluted shares outstanding	5,907	5,950

Reconciliation to Adjusted EBITDA:
Earnings from continuing operations (GAAP measure)	$839	$1,164
Interest and bank charges	213	122
Provision for income taxes	339	463
Depreciation and amortization	369	220
Non-recurring acquisition and reorganization costs	29	-
EBITDA	1,789	1,970
Stock-based compensation expense	65	61
Adjusted EBITDA (Non-GAAP measure)	$1,854	$2,031

Note: Pioneer has presented non-GAAP measures such as non-GAAP net earnings and Adjusted EBITDA because many of our investors use these non-GAAP measures to monitor the Company's performance. These non-GAAP measures should not be considered as an alternative to GAAP measures as an indicator of the Company's operating performance.

Non-GAAP net earnings is defined by the Company as net earnings before amortization of acquisition-related intangibles, stock-based compensation, non-recurring acquisition costs and reorganization expense, impairments, other unusual gains or charges and any tax effects related to these items. The Company defines Adjusted EBITDA as net earnings before interest, income tax expense, depreciation and amortization, non-cash compensation and non-recurring acquisition costs and reorganization expenses and other non-recurring or non-cash items.

Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this release, however, should be considered in addition to, and not as a substitute for or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of non-GAAP to GAAP net income is set forth in the table above.

Amounts may not foot due to rounding.